Exhibit 10.2

Execution Copy

ISDA®

International Swaps and Derivatives Association, Inc.

NOVATION AGREEMENT

dated as of August 29, 2006 among:

THE ROYAL BANK OF SCOTLAND PLC. (the “Remaining Party”),

NOVASTAR MORTGAGE, INC. (the “Transferor”)

AND

NOVASTAR MORTGAGE SUPPLEMENTAL INTEREST TRUST, SERIES 2006-4 (the “Transferee”).

The Remaining Party and NovaStar Financial, Inc. (“NFI”) are parties to a 1992 ISDA Master dated as of June 30, 2005 (the “NFI/RBS Master Agreement”). The Remaining Party and NFI originally entered into certain transactions (each an “Old Transaction”) under the NFI/RBS Master Agreement, each evidenced by a Confirmation (an “Old Confirmation”) with reference numbers IRG6939751, IRG16014389, IRG16014390, IRG16021144, IRG16030154 and IRG16030164, respectively, attached hereto as Exhibit I. The Old Transactions were transferred by novation to the Transferor from NFI pursuant to the Novation Agreement dated July 19, 2006, among NFI, the Remaining Party and the Transferor, made subject to a 1992 ISDA Master Agreement dated as of July 19, 2006, between the Remaining Party and the Transferor (the “Old Agreement”) and assigned the following internal reference numbers: IRG16051374, IRG16014389 (unchanged) IRG16014390 (unchanged), IRG16051383, IRG16051379, and IRG16051377, respectively.

The Remaining Party and the Transferee are simultaneously entering into a 1992 ISDA Master Agreement dated as of the date hereof in the form attached hereto as Exhibit II (the “New Agreement”).

With effect from and including August 29, 2006 (the “Novation Date”) the Transferor wishes to transfer by novation to the Transferee, and the Transferee wishes to accept the transfer by novation of, all the rights, liabilities, duties and obligations of the Transferor under and in respect of each Old Transaction, with the exception of the Excluded Rights and Obligations referred to below, with the effect that the Remaining Party and the Transferee enter into a new transaction (each a “New Transaction”) between them having terms identical to those of each Old Transaction, subject to the same exceptions and as more particularly described below.

The Remaining Party wishes to accept the Transferee as its sole counterparty with respect to the New Transactions.

The Transferor and the Remaining Party wish to have released and discharged, as a result and to the extent of the transfer described above, their respective obligations under and in respect of the Old Transactions.

Accordingly, the parties agree as follows: —

1.	Definitions.

Terms defined in the ISDA Master Agreement (Multicurrency-Cross Border) as published in 1992 by the International Swaps and Derivatives Association, Inc. (the “1992 ISDA Master Agreement”) are used herein as so defined, unless otherwise provided herein. For purposes of this Novation Agreement, “Excluded Rights and Obligations” means all obligations of each of the Transferor and the Remaining Party to Transfer (as defined in the Credit Support Annex to the Old Agreement) Eligible Collateral (as so defined) in respect of the Old Transactions and all related rights of the Remaining Party and the Transferor under the Old Agreement.

2.	Transfer, Release, Discharge and Undertakings.

Subject to the execution and delivery of the New Agreement by each of the parties thereto to the other, with effect from and including the Novation Date and in consideration of the mutual representations, warranties and covenants contained in this Novation Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties):

(a)	subject to Section 2(d) of this Novation Agreement, the Remaining Party and the Transferor are each released and discharged from further obligations to each other with respect to each Old Transaction and their respective rights against each other thereunder are cancelled, provided that such release and discharge shall not affect any rights, liabilities or obligations of the Remaining Party or the Transferor with respect to payments or other obligations due and payable or due to be performed prior to the Novation Date, and all such payments and obligations shall be paid or performed by the Remaining Party or the Transferor in accordance with the terms of the Old Transactions;

(b)	in respect of each New Transaction, the Remaining Party and the Transferee each undertake liabilities and obligations towards the other and acquire rights against each other identical in their terms to each corresponding Old Transaction (and, for the avoidance of doubt, as if the Transferee were the Transferor and with the Remaining Party remaining the Remaining Party, save for the Excluded Rights and Obligations and any other rights, liabilities or obligations of the Remaining Party or the Transferor with respect to payments or other obligations due and payable or due to be performed prior to the Novation Date). For the sake of clarity, all references to Independent Amounts shall be deemed deleted from the Confirmations for each New Transaction;

(c)	each New Transaction shall be governed by, form part of, and be subject to the New Agreement and the relevant Old Confirmation (which, in conjunction and as deemed modified to be consistent with this Novation Agreement, shall be deemed to be a Confirmation between the Remaining Party and the Transferee), and the offices of the Remaining Party and the Transferee for purposes of each New Transaction shall be their offices at their addresses for notices provided for in the New Agreement; and

(d)	on the Novation Date, the Remaining Party shall transfer all of the Posted Collateral (as defined in the Credit Support Annex to the Old Agreement) held by it in respect of the Old Transactions to the account or accounts of the Transferor identified by it by notice given to the Remaining Party as provided in the Old Agreement, and the Transferor shall transfer all Posted Collateral held by it in respect of the Old Transactions to the account or accounts of the Remaining Party identified by it by notice given to the Transferor as provided in the Old Agreement, in each case together with all Interest Amount and Distributions thereon (as so defined). The Remaining Party’s or the Transferor’s failure to effect these transfers will continue to constitute Potential Events of Default and may constitute Events of Default under the Old Agreement notwithstanding the transfer by novation contemplated herein.

3.	Representations and Warranties.

(a)	On the date of this Novation Agreement:

(i)	Each of the parties makes to each of the other parties those representations and warranties set forth in Section 3(a) of the 1992 ISDA Master Agreement with references in such Section to “this Agreement” or “any Credit Support Document” being deemed references to this Novation Agreement alone.

(ii)	The Remaining Party and the Transferor each makes to the other, and the Remaining Party and the Transferee each makes to the other, the representation set forth in Section 3(b) of the 1992 ISDA Master Agreement, in each case with respect to the Old Agreement or the New Agreement, as the case may be, and taking into account the parties entering into and performing their obligations under this Novation Agreement.

(iii)	Each of the Transferor and the Remaining Party represents and warrants to each other and to the Transferee that:

(A)	it has made no prior transfer (whether by way of security or otherwise) of the Old Agreement or any interest or obligation in or under the Old Agreement or in respect of any Old Transaction; and

(B)	without prejudice to the obligations of the Remaining Party and the Transferor referred to in Section 2(d) of this Novation Agreement, as of the Novation Date, all obligations of the Transferor and the Remaining Party under each Old Transaction required to be performed before the Novation Date have been fulfilled.

(iv)	Each party represents to each of the other parties: —

(A)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Novation Agreement and as to whether this Novation Agreement is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other parties as investment advice or as a recommendation to enter into this Novation Agreement; it being understood that information and explanations related to the terms and conditions of this Novation Agreement shall not be considered investment advice or a recommendation to enter into this Novation Agreement. No communication (written or oral) received from any of the other parties shall be deemed to be an assurance or guarantee as to the expected results of this Novation Agreement;

(B)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Novation Agreement. It is also capable of assuming, and assumes, the risks of this Novation Agreement; and

(C)	Status of Parties. None of the other parties is acting as a fiduciary for or an adviser to it in respect of this Novation Agreement.

(b)	The Transferor makes no representation or warranty and does not assume any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any New Transaction or the New Agreement or any documents relating thereto and assumes no responsibility for the condition, financial or otherwise, of the Remaining Party, the Transferee or any other person or for the performance and observance by the Remaining Party, the Transferee or any other person of any of its obligations under any New Transaction or the New Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

4.	Counterparts.

This Novation Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

5.	Costs and Expenses.

The parties will each pay their own costs and expenses (including legal fees) incurred in connection with this Novation Agreement and as a result of the negotiation, preparation and execution of this Novation Agreement.

6.	Amendments.

No amendment, modification or waiver in respect of this Novation Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system and subject to the Rating Agency Condition (as defined in the New Agreement).

7.	(a) Governing Law.

This Novation Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to the conflict of laws provisions thereof.

(b)	Jurisdiction.

The terms of Section 13(b) of the 1992 ISDA Master Agreement shall apply to this Novation Agreement with references in such Section to “this Agreement” being deemed references to this Novation Agreement alone.

(c)	Not Acting in Individual Capacity.

Deutsche Bank National Trust Company is signing this Novation Agreement solely in its capacity as Trustee of the Transferee under the Pooling and Servicing Agreement among NovaStar Mortgage Funding Corporation, NovaStar Mortgage, Inc., U.S. Bank National Association, and Deutsche Bank National Trust Company dated as of August 1, 2006 (the “Pooling and Servicing Agreement”) and in the exercise of the powers and authority conferred and vested in it thereunder and not in its individual capacity. It is expressly understood and agreed by the parties hereto that (i) each of the representations, undertakings and agreements herein stated to be those of Transferee is made and intended for the purpose of binding only the Transferee, (ii) nothing herein contained shall be construed as creating any liability for Deutsche Bank National Trust Company, individually or personally, to perform any covenant (either express or implied) contained herein stated to be those of Transferee, and all such liability, if any, is hereby expressly waived by the parties hereto, and such waiver shall bind any third party making a claim by or through one of the parties hereto, and (iii) under no circumstances shall Deutsche Bank National Trust Company be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Transferee under this Novation Agreement. All persons having any claim against the Trustee reason of the Transactions contemplated by this Novation Agreement shall look only to the assets of NovaStar Mortgage Supplemental Interest Trust, Series 2006-4 (subject to the availability of funds therefor in accordance with the Flow of Funds as set forth in Article IV of the Pooling and Servicing Agreement) for payment or satisfaction thereof.

The foregoing may not be construed to give to Majority Certificateholders any rights under this Novation Agreement.

(d)	Pooling and Servicing Agreement.

Capitalized terms used in this Novation Agreement that are not defined herein and are defined in the Pooling and Servicing Agreement shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

(e)	Agency Role of Greenwich Capital Markets, Inc. In connection with this Novation Agreement, Greenwich Capital Markets, Inc. has acted as agent on behalf of the Remaining Party. Greenwich Capital Markets, Inc. has not guaranteed and is not otherwise responsible for the obligations of the Remaining Party under this Agreement.

(f)	Calculation

Promptly after each Reset Date, but in no event later than three New York Business Days prior to each related Distribution Date, the Calculation Agent shall deliver the reset notice in writing via mail or facsimile to the Trustee at the address provided in the notices portion of the New Agreement.

(g)	Account Details

Remaining Party:	The Royal Bank of Scotland
Bank: JPMorgan Chase Bank
ABA No.: 021000021
Account No.: 400930153
Attention: Financial Markets Fixed Income and Interest Rate Derivative Operations, London
SWIFT Code: SWIFT RBOSGB2RTCM with JPMorgan Chase Bank, New York CHASUS33

Transferee:	Deutsche Bank National Trust Company
ABA # 021001033
Acct # 01419663
Acct Name NYLTD Funds Control - Stars West
Ref: Trust Administration - Novastar 2006-4, Hedge confirm # [ ]

IN WITNESS WHEREOF the parties have executed this Novation Agreement on the respective dates specified below with effect from and including the Novation Date.

THE ROYAL BANK OF SCOTLAND PLC		NOVASTAR MORTGAGE, INC.

By:	Greenwich Capital Markets, Inc., its agent

By:	/s/ Deborah Pfeifer	By:	/s/ David Farris

Name:	Deborah Pfeifer	Name:	David L. Farris
Title:	Vice President	Title:	Vice President

NOVASTAR MORTGAGE SUPPLEMENTAL

INTEREST TRUST, SERIES 2006-4

By: Deutsche Bank National Trust Company, as

Trustee under the Pooling and Servicing

Agreement, acting not in its individual capacity,

but solely in its capacity as Trustee to NovaStar

Mortgage Supplemental Interest Trust, Series

2006-4

By:	/s/ Melissa Wilman
Name:	Melissa Wilman
Title:	Vice President

Exhibit I

[Old Hedge Confirmations attached behind this page]

Exhibit II

[Form of New Agreement attached behind this page]